Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-262663 on Form S-4/A of Gores Holdings VIII, Inc. of our report dated April 29, 2022, relating to the financial statements of Footprint International Holdco, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte and Touche LLP

Phoenix, AZ

April 29, 2022